UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  July 30, 2008

HALLIBURTON COMPANY
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

1-3492	No. 75-2677995
(Commission File Number)	(IRS Employer Identification No.)

1401 McKinney, Suite 2400, Houston, Texas	77010
(Address of Principal Executive Offices)	(Zip Code)

(713) 759-2600
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04.  Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On July 30, 2008, we called for redemption our 3 1/8% Convertible Senior Notes due July 15, 2023 (the “Notes”) that were issued pursuant to the Indenture dated as of June 30, 2003, as amended (the “Indenture”) between us and The Bank of New York Trust Company, N.A. (as successor to JPMorgan Chase Bank), as Trustee. On the redemption date, which is August 29, 2008, we will pay a redemption price equal to the par amount of the Notes, which totaled $1.2 billion at June 30, 2008, together with accrued and unpaid interest from July 16, 2008 through August 29, 2008. The Indenture provides that we can redeem the notes on or after July 15, 2008, and we are exercising that redemption right.

Holders of the Notes have the right to convert each $1,000 principal amount of Notes into 53.4069 shares of our common stock.  The conversion right will expire at the close of business on August 28, 2008, which is the business day immediately preceding the redemption date.  Holders of Notes that exercise their conversion option will receive the principal amount in cash.  We have the option to settle any amounts due in excess of the principal amount, which has ranged between $1.6 billion and $2.0 billion since June 30, 2008, by delivering shares of our common stock, cash, or a combination of common stock and cash.

As a result of the call for redemption, we will be required to proceed with the redemption of the Notes that are not converted as described above.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HALLIBURTON COMPANY

Date: July 31, 2008	By:	/s/ Bruce A. Metzinger
Bruce A. Metzinger
Assistant Secretary